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                                 NEWS RELEASE

FOR RELEASE:                               CONTACT:
  Immediately                                Linda A. Kelley
                                             615-373-0104
                                             Ext. 224

                  UNITED CITIES SHAREHOLDERS APPROVE MERGER
                        WITH ATMOS ENERGY CORPORATION

    BRENTWOOD, TENN.--November 12, 1996--United Cities Gas Co., (NASDAQ:UCIT) a multistate distributor of natural and propane gas, announced today that their shareholders have approved the merger of United Cities Gas Company and Atmos Energy Corporation, with Atmos as the surviving company.

    The number of outstanding shares represented in person or by proxy at United Cities' special meeting of shareholders was 72.8 percent, with 71.7 percent voting in favor of the merger.

    "We are pleased that our shareholders have voted for the merger agreement with Atmos," said Gene C. Koonce, United Cities' chairman, president and chief executive officer. "Our shareholders will have the opportunity to participate in the growth of the natural gas industry by retaining their investment in what will be a major distributor in the Southeast and Midwest."

    The combined operations of both companies will serve approximately one million customers in 13 states, making Atmos one of the largest natural gas utilities in the country in terms of customers. The required regulatory approvals needed to complete the merger are still pending in eight states, however the transaction is expected to be closed by the end of March 1997.

    Upon completion of the merger, United Cities shareholders will receive one share of Atmos stock for each share of United Cities' stock.

    United Cities Gas Company distributes natural and propane gas to approximately 335,000 customers in ten states. The company is also engaged in other energy-related businesses.



                       [United Cities Gas Company Logo]